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                               ALIAS RESEARCH INC.

                        Employee Share Ownership Program

                              1989 OPTION AGREEMENT

This Agreement is made effective the 1st day of May, 1989

BETWEEN:

ALIAS RESEARCH INC., a corporation incorporated pursuant to the laws of the Province of Ontario

(hereinafter referred to as "Alias")

OF THE FIRST PART;


- -and-


- ------------

an employee of Alias

(hereinafter referred to as the "Employee")

OF THE SECOND PART.


BACKGROUND


Alias operates an Employee Share Ownership Program for the benefit of all of its employees. Under the 1989 Program, each employee is being granted options, which vest over a 4 year period, to purchase a number of shares determined with reference to that employee's performance and compensation level. Alias is a closely held private corporation. There is no market for its shares and any shares issued to an employee upon the exercise of the options will be subject to legal and contractual restrictions.


SCHEDULES

1    Form of Exercise Notice
2    Form of Power of Attorney


DEFINITIONS


"ALIAS SHARES" means the common shares of Alias.

"1990 EXERCISE PRICE" means $________ for each of the Alias Shares.

"1991 EXERCISE PRICE" MEANS the amount determined by the Board of Directors of Alias to be the fair value of each of the Alias Shares as of April, 1990

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"1992 EXERCISE PRICE" means the amount determined by the Board of Directors of
Alias to be the fair value of each of the Alias Shares as of April, 1991.

"1993 EXERCISE PRICE" means the amount determined by the Board of Directors of Alias to be the fair value of each of the Alias Shares as of April, 1992.

"OPTIONED SHARES" means _________ Alias Shares, subject to pro rata adjustment in the event of any subdivision or consolidation of Alias Shares.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged, the parties hereby agree as follows:


1.   GRANT OF OPTION

Alias grants to the Employee the option to purchase:

1.1 25% of the Optioned Shares (any fraction being truncated), on or after May 1, 1990 and on or before April 30, 1995, each in consideration of the 1990 Exercise Price;

1.2 25% of the Optioned Shares (any fraction being truncated), on after May 1, 1991 and on or before April 30, 1996, each in consideration of the 1991 Exercise Price;

1.3 25% of the Optioned Shares (any fraction being truncated), on or after May 1, 1992 and on or before April 30, 1997, each in consideration of the 1992 Exercise Price; and

1.4 the remainder of the Optioned Shares, on or after May 1, 1993 and on or before April 30, 1998, each in consideration of the 1993 Exercise Price;

provided that if the Employee ceases to be an employee of Alias for any reason whatsoever, the following provisions apply:

1.5 if the cessation occurs prior to May 1, 1993, then the commencement date of the next group of Optioned Shares to become subject to immediate exercise is advanced to the date of the cessation of employment and the proportion of the corresponding Optioned Shares is reduced, pro rata to the number of days between the date of cessation and the next 1st day of May; and

1.6 if not exercised within 60 days, if the cessation occurs because the Employee has died or become legally incapacitated, or otherwise 30 days, of the date of the cessation, the option is terminated and the Employee, his executors and administrators, have no further rights thereunder.

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2.   METHOD OF EXERCISE

The employee may exercise the option by delivering to Alias at its principal place of business in the Municipality of Metropolitan Toronto or its registered office in Ontario:

2.1 a duly executed notice of the exercise of the option in the formattached as Schedule l;

2.2  the purchase price for those of the Optioned Shares being purchased; and

2.3 a duly executed Power of Attorney and supplementary sworn affidavits in the form attached as Schedule 2.


3.   NO TRANSFER

Neither this Agreement nor the option granted in it may be assigned or transferred by the Employee.


4.   EMPLOYEE ACKNOWLEDGEMENTS

The Employee acknowledges that he or she has read and understood:

4.1 the representations and warranties that he or she will be required to make upon each occasion the option is exercised, set out in Schedule l; and

4.2 the rights he or she will be required to delegate with respect to any Optioned Shares purchased by the Employee set out in Sehedule 2.


5.   GENERAL CONTRACT PROVISIONS

5.1  FURTHER ASSURANCES

Each of the parties covenants and agrees that at any time and from time to time, it will, upon the request of the other party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, documents and assurances as may be required for the better carrying out and performance of all of the terms of this Agreement.


5.2  GOVERNING LAW

This Agreement shall be deemed to have been made in, and shall be governed by, and be construed in accordance with the laws of the Province of Ontario. Each party irrevocably attorns to the jurisdiction of the Courts of Ontario for purposes of any action commeneed under this Agreement or with respect to any tort committed or alleged to be committed in the performance of this Agreement.

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5.3  COUNTERPARTS

This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.


5.4  SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, executors, administrators and successors. Nothing herein, except as is specifically provided in this Agreement, is intended to confer upon any person, other than the parties and their respective heirs, executors, administrators and successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.


5.5  ENTIRE AGREEMENT

This Agreement and the schedules referred to herein constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior letters of intent, agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter thereof.


5.6  AMENDMENT

No modification or amendment to this Agreement may be made unless agreed to by the parties hereto in writing.


5.7  WAIVERS

A waiver by either party hereto of any of its rights hereunder or of the performance by either party of any of its obligations hereunder shall be without prejudice to all or any of the other rights hereunder of the party so waiving and shall not constitute a waiver of any of such other rights or, in any other instance, of the rights so waived or a waiver of the performance by the party of any of its obligations hereunder or of the performance, in any other instance, of the obligations so waived. No waiver on behalf of either party of the breach of any of the covenants, conditions and provisions herein contained shall be effective or binding upon such party unless the same shall be expressed in writing.

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Signed, sealed and delivered in the presence of:



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Signature


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Name


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Address


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ALIAS RESEARCH INC.

PER:                                 c/s
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